Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated April 20, 2023
(To Preliminary Prospectus dated March 23, 2023)
Registration Statement No. 333-267657

CALIBERCOS INC.

This free writing prospectus relates only to the initial public offering of shares of common stock of CaliberCos Inc. (the “Company”) and should be read together with the preliminary prospectus dated March 23, 2023 (the “Preliminary Prospectus”) included in Amendment No. 7 to the Registration Statement (“Amendment No. 7”) on Form S-1 (File No. 333-267657) relating to the offering of such securities. Amendment No. 7 may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1627282/000110465923035721/tm2230806d14_s1a.htm

CaliberCos Inc. (the “Company”) has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you a copy of the Preliminary Prospectus if you request it from: Spartan Capital Securities, LLC, Attn.: Kim Monchik, 45 Broadway, New York, New York 10006, by telephone at (212) 293-4245 or by email at kmonchik@spartancapital.com. U.S. residents only.

Wealth Development for the Middle Market April 2023 ©2023 Caliber

This presentation includes statements concerning CaliberCos Inc . ’s (the “Company,” or “Caliber”) expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance, or growth and other statements that are not historical facts . These statements are "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 . In some cases, readers and the audience can identify these forward - looking statements through the use of words or phrases such as "estimate,“ "expect," "anticipate," "intend," "plan," "project," "believe," "forecast," "should," "could," and other similar expressions . Forward - looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward - looking statements . The Company's expectations, beliefs, and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that management's expectations, beliefs, or projections will be achieved or accomplished . Factors that may cause actual results to differ materially from those included in the forward - looking statements include, but are not limited to, factors affecting the Company’s ability to successfully operate and manage its business, including, among others, title disputes, weather conditions, shortages, delays, or unavailability of equipment and services, property management, brokerage, investment and fund operations, the need to obtain governmental approvals and permits, and compliance with environmental laws and regulations ; changes in costs of operations ; loss of markets ; volatility of asset prices ; imprecision of asset valuations ; environmental risks ; competition ; inability to access sufficient capital ; general economic conditions ; litigation ; changes in regulation and legislation ; economic disruptions or uninsured losses resulting from major accidents, fires, severe weather, natural disasters, terrorist activities, acts of war, cyber attacks, or pest infestation ; increasing costs of insurance, changes in coverage and the ability to obtain insurance ; and other presently unknown or unforeseen factors . Other risk factors are detailed from time to time in the Company's reports filed with the Securities and Exchange Commission . Any forward - looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update the information contained in any forward - looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events . Past performance is not indicative of future results . There is no guarantee that any specific outcome will be achieved . Investment may be speculative and illiquid and there is a total risk of loss . There is no guarantee that any specific investment will be suitable or profitable . This presentation does not constitute an offering of, nor does it constitute the solicitation of an offer to buy, securities of the Company . This presentation is provided solely to introduce the Company to the recipient and to determine whether the recipient would like additional information regarding the Company and its anticipated plans . Any investment in the Company or sale of its securities will only take place pursuant to an appropriate, private placement memorandum and a detailed subscription agreement . Some of the information contained herein is confidential and proprietary to the Company and the presentation is provided to the recipient with the express understanding that without the prior written permission of the Issuer, such recipient will not distribute or release the information contained herein, make reproductions of, or use it for any purpose other than determining whether the recipient wishes additional information regarding the Company or its plans . By accepting delivery of this presentation, the recipient agrees to return same to the Company if the recipient does not wish to receive any further information regarding the Company . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates . The registration statement has not yet become effective . Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information . You may access these documents for free by visiting Edgar on the SEC website at httpp : //www . sec . gov CALIBERCO.COM | 8901 E MOUNTAIN VIEW RD, STE 150, SCOTTSDALE, AZ 85258 | 480.295.7600 2 T H E W E A L T H D E V E L O P M E N T C O M P A N Y

Caliber’s Vision 3 T H E W E A L T H D E V E L O P M E N T C O M P A N Y We create strategic investments that aim to build generational wealth for our investors, community, and team Authenticity & Transparency | Compassion & Service | Vision & Agility Caliber’s Core Values

CALIBER THE WEALTH DEVELOPMENT COMPANY

Introducing Caliber (Nasdaq: CWD)

7x Consecutive Recipient (2014, 2015, 2016, 2017, 2018, 2019, 2020)

What We Do

Caliber is an alternative asset manager with strategies in **real estate and credit**, differentiated by our vertically integrated business model

We create strategic investments that aim to build generational wealth for our investors, community, and team

Why Caliber Now

Caliber offers an opportunity to pursue **stressed and distressed assets** considering the current environment

Caliber seeks to provide **profitable, sustained, growth** to shareholders

Caliber's model is defensive with products that offer a solution to capital gains tax liability, rising inflation, and lack of access to alternative investments

Key Stats

$2.9B AUM & AUD	**$84M** Consolidated Revenue	**$24M+** Total Segment Revenue(1)
50% Year-over-Year Consolidated Revenue Growth	**27%** Asset Management Fee Growth (2)	**14-Year** History of Operations Cycle-Tested

Diversified Revenue Streams (1)


Performance Fees (Carried Interest)
11%
34%
Asset Management Fees
Transaction & Advisory Fees
55%

(1) Based on 2022 gross revenue, which deconsolidates our consolidated funds and eliminates non-controlling interest and includes only those amounts attributable to CaliberCos Inc. and its wholly owned subsidiaries
(2) Annual CAGR 2017-2022

CALIBER THE WEALTH DEVELOPMENT COMPANY 4

Nasdaq: CWD • Initial Public Offering price of $5 per share • $6M total offering • Proceeds to fund strategic growth initiatives Caliber as a Listed Company 5 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Auditor: Counsel: Bank: Perceived Benefits of a Public Listing to Caliber: • Increased access to growth capital • Potential reduction in portfolio debt costs and resulting increase in customer return on investment • Increased ability to attract talent and reward results with tangible ownership • Enhanced ability for Caliber to pursue potential acquisitions • Enhanced visibility for Caliber with its target customer audience, HNW/UHNW (1) investors and their advisors (1) A High Net Worth (“HNW”) investor, or an “accredited” investor, is someone with liquid assets of at least $1 million, and an Ultra High Net Worth (“UHNW”) investor is someone with investable assets of at least $30 million (Source: SEC.gov, World Ultra Wealth Report, Barron’s)

CALIBER THE WEALTH DEVELOPMENT COMPANY

Caliber Executive Leadership & Independent Directors

A cohesive, established team with a history of successful execution working together

Chris Loeffler CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER & CO-FOUNDER	**Jennifer Schrader** VICE-CHAIRPERSON & DIRECTOR OF THE BOARD, PRESIDENT, CHIEF OPERATING OFFICER & CO-FOUNDER	**Jade Leung** CHIEF FINANCIAL OFFICER	**Roy Bade** CHIEF DEVELOPMENT OFFICER
Oversees global strategy, investments, and fund management Former PwC Assurance Associate Co-Founder & Former Board Director for Qwick, Inc., a venture-funded hospitality marketplace. Board Director for Zennihome a housing-tech startup	Oversees asset services covering Caliber's entire portfolio of real estate, developments and loans as well as real estate operations Entrepreneur with distressed asset and design background Chair of Caliber Foundation; Advisory Board member for Colangelo College of Business at Grand Canyon University	Oversees all private and public company finances, reporting, and corporate administration Former Senior Manager at PwC Participated in $1B+ of public market transactions for companies such as First Solar, American Express and Mitsubishi Public accounting experience in US, Canada, & Japan	Heads all developments and acquisition and acts as a principal developer for key Caliber assets Owned and led two development, construction & property management businesses over 30 years Constructed & owned more than 750,000 square feet of property and contributed prior business operations to form Caliber's development business
John Hartman CHIEF INVESTMENT OFFICER	**William J. Gerber** DIRECTOR	**Michael Trzupek** DIRECTOR	**Dan Hansen** DIRECTOR
Oversees investment fund formation and product development and administers investment committee Former managing director of a commercial real estate merchant bank Served as CEO of a publicly traded real estate company, and President and CEO of a publicly-traded real estate finance company	Advisory Board member since April 2019 Served as CFO of TD Ameritrade Holding Corporation (Nasdaq: AMTD) Serves on the Board of Directors of Northwestern Mutual Series Fund, the U.S. holding company for the Royal Bank of Canada, and Streck, Inc., a privately held company	Advisory Board member since May 2019 Current CFO at Imagination Technologies, a semiconductor IP solutions company Former CFO of Core Scientific, one of the largest digital asset mining infrastructure providers in North America Prior to joining Core Scientific, Mr. Trzupek served as the CFO of Premera Blue Cross, Washington's leading health plan and held management positions at Intel & Microsoft	Advisory Board member since May 2022 Previously Chairman, President and CEO of Summit Hotel Properties, Inc. (NYSE:INN) from the IPO until his retirement in 2021. Served on the Board of the American Hotel & Lodging Association (AHLA) and was trustee of the AHLA Foundation and on advisory councils of multiple hotel brands

CALIBER THE WEALTH DEVELOPMENT COMPANY 6

Caliber AUM 7 T H E W E A L T H D E V E L O P M E N T C O M P A N Y $601 $746 $0 $100 $200 $300 $400 $500 $600 $700 $800 2021 2022 FV AUM +24% Year - over - Year ( $M) (1) Credit FV AUM represents loans made to Caliber’s investment funds by our Diversified credit fund . (2) Other FV AUM represents undeployed capital held in our Diversified funds . * See Appendix for definition Real Estate FV AUM = $661+ Credit FV AUM = $74+ $319 $87 $255 $75 $9 FV AUM of Our Investment Fund Portfolios ( $M) Hospitality Residential Commercial Credit Other (1) (2) The total estimated value of our portfolio of investments is approximately $2.9B which includes approximately $2.2B of assets under development

CALIBER THE WEALTH DEVELOPMENT COMPANY

Understanding Alternative Investments

An alternative investment is a financial asset that does not fall into one of the three traditional investment categories (i.e., stocks, bonds, and cash).

Most alternative asset investments are held by institutional investors or accredited, high-net-worth individuals, and **focus on multi-billion dollar investments in large, global markets.**

Traditional Investments	Alternative Investments
Liquid investments	Illiquid investments
Passive Ownership	Passive Ownership
Extreme market correlation/sensitivity	Low market correlation/sensitivity
Generally do not use leverage	Use of leverage
Typically long-only positions	Long or short positions
Low barriers to entry	High barriers to entry

Types of Alternative Investments

- Private Equity
- Venture Capital
- Hedge Funds
- Private Debt
- Real Estate
- Infrastructure
- Natural Resources

Source: Preqin

CALIBER THE WEALTH DEVELOPMENT COMPANY 8

Caliber Fills Marketplace Gaps 9 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Accredited Investors Seek Opportunities Other than Traditional Stocks, Bonds, etc. Lack of Access to Alternatives (Deal Size too Large for Many Investors) Middle Market Opportunities Lacked Funding ($5M to $50M) Caliber Stepped into Market Gaps to Meet Demand Caliber seeks to apply the proven business model of alternative asset managers  In the proven asset classes of real estate and credit To a relatively underserved “Middle Market”

Our Differentiated Vertically Integrated Business Model...

Investment service model results in recurring and performance-based revenue streams

- **Asset Management Fees**
  - Recurring
  - Typically 5+ year contracts
  - Consistent
- **Performance Fees (Carried Interest)**
  - Profit split over hurdle rate (6%-12% is typical)
  - Split of Ordinary Income (Rents)
  - Performance fee on sale or refinance
- **Transaction & Advisory Fees**
  - Paid-for services provided by Caliber to funds and assets
  - Competitive fee structure
  - Predictable income based upon AUM and Managed Capital growth



Transform Assets
Development & Construction Management Revenue
Manage Assets Through Lifecycle
Fund & Asset Management Revenues
Generate Distributions
Share in Investor Profits Performance Fee Revenue
Sell or Refinance
Share in Investor Profits Disposition Fees
Return Capital to Investors
Reinvestment Rate Drives Recycled Revenue
Build Investment Funds
Securities Issuance Revenue
Deploy Capital
Acquisition Brokerage Revenue
Revenue Flywheel

CALIBER THE WEALTH DEVELOPMENT COMPANY 10

...Drives Revenue In-House and Increases Control

Caliber has optimized in-house and third-party services to maximize control and profitability

Caliber's Vertical Integration: Increased Control & Multiple Revenue Streams

In-House Revenues
- Asset Management
- Performance Fees (Carried Interest)
- Fund Administration & Marketing
- Financing Fees
- Organizational & Offering Fees
- Development & Construction
- Real Estate Brokerage

Outsourced
- Low-Margin, High-Volume Services

Traditional Asset Managers: Lower Control & Fewer Revenue Opportunities

In-House Revenues
- Asset Management
- Performance Fees (Carried Interest)

Outsourced
- All Additional Services

Source: Caliber's estimates and internal research reviewing comparable business models

CALIBER THE WEALTH DEVELOPMENT COMPANY 11

Our Products Solve for Customer Needs 12 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Caliber is consistently innovating new investment products and structures by matching customer feedback to market conditions and potential opportunities • Opportunity Zone Funds – Growth + Tax Advantaged • Real Estate Development Funds – Growth • Core Plus Funds – Income + Growth • Distressed & Special Situations – Growth • Single - Asset Syndications – Asset specific outcomes • Fixed Income Funds – Income • Development Loan Program – Income + Growth • Corporate Note Offerings – Income + Growth REAL ESTATE EQUITY CREDIT

Growing Global Demand for Alternatives Requires Access 13 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Source Preqin Investor Survey, August 2020 *2020 figure is annualized on data to October. 2022 - 2026 are Preqin’s forecasted figures. Source: Preqin Stay the Same 2% 16% 55% 26% Will Increase Will Increase Significantly Will Decrease Significantly Will Decrease 1% 0% 10% 20% 30% Proportion of Respondents 40% 50% 60% Investor Intentions Regarding Allocations to Alternatives 0 ‘10 2 4 6 8 10 12 14 16 18 20 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 ‘18 ‘19 ‘20* ‘21 ‘22 ‘23 ‘24 ‘25 Assets Under Management ( $trillion) 4.1 4.6 5.6 6.6 6.9 7.4 7.8 8.8 9.5 10.8 10.7 11.8 13.0 14.2 15.6 17.2 CAGR: 11.7% $23 Trillion in Alternative Global AUM Forecasted by 2026 23.0 ‘26 22 24 • Historic wealth transfer to millennials and women  • U.S. retirement assets increasing  •  Search for returns in high volatility, low yield environment  • Need for inflation hedges and tax optimization  Caliber is creating needed access to the growing and underserved middle market in alternatives

Multiple Sources of Funding Growth 14 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Caliber has opportunities to grow its investor base through multiple channels RIAs Broker Dealers Funding Sources Family Offices Boutique Institutions Direct HNW Sales $- $50,000 $100,000 $150,000 $200,000 $250,000 $300,000 $350,000 $400,000 2016 2019 2021 2022 (000s) Caliber Funds Raised Since Inception Since our inception, we have continued to successfully raise capital into our funds with our total capital raised through December 31, 2022 exceeding $599 million

Enterprise Value Growth Opportunities 15 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Organic Growth Acquisitions Scaling Caliber will invest in sales and marketing to increase managed capital Caliber will pursue tuck - in acquisitions from fund sponsors facing market related disruption  Caliber will scale its product offerings and the technology Infrastructure supporting operations ▪ Continual growth in database of prospective investors ▪ Expansion via RIAs, BDs & Family Offices ▪ New products to drive growth in AUM ▪  May expand geographic reach, fee revenue and product offerings ▪ As AUM accumulates in private funds, may pursue launch of REITs ▪ Leverage scale to Expand Margins

Recent Events 16 T H E W E A L T H D E V E L O P M E N T C O M P A N Y

CALIBER THE WEALTH DEVELOPMENT COMPANY

Caliber Hospitality Trust – Scaling Example

CALIBER
HOSPITALITY TRUST

Using the Caliber infrastructure to launch public investment products

- Externally advised private hospitality real estate investment trust ("CHT").
- $186M in Caliber-managed hotel assets contributed in Q1 2023 to seed CHT
- Represents the first in a series of planned hospitality asset contributions
- Caliber seeks to build a "middle-market" public hospitality company that offers a viable alternative to asset sales for third party contributors

CALIBER THE WEALTH DEVELOPMENT COMPANY 17

Caliber BD/RIA Expansion – Organic Growth Example 18 T H E W E A L T H D E V E L O P M E N T C O M P A N Y • Skyway Capital Markets to serve as a managing broker - dealer for our funds’ primary investment products • Skyway is an independent managing broker dealer offering a comprehensive platform for the distribution of investment offerings to broker - dealers and registered investment advisors • Skyway will assist Caliber to build an internal wholesaling team that will lead distribution for the primary investment products of our funds under management Caliber expands access to institutional capital National Wholesaling Team

Financials 19 T H E W E A L T H D E V E L O P M E N T C O M P A N Y

$56,033 $83,956 $- $10,000 $20,000 $30,000 $40,000 $50,000 $60,000 $70,000 $80,000 $90,000 $100,000 2021 2022 (000s) 50% YoY Consolidated Revenue Growth Robust Topline Growth Trends 20 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Source: Caliber reports $3,642 $5,519 $- $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 2021 2022 (000s) 52% Growth in Adjusted EBITDA Net Income (Loss) (per common share) $(0.03) 2021 $0.11 2022 $- $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 2021 2022 (000s) 50% YoY Total Segment Revenue Growth Asset Mgmt Fees Performance Transaction

Strong Fee Growth Provides Recurring Revenue Stream Source: Caliber reports 4.6% 47.6% 47.8% Diversified Revenue Streams (2022 Revenue Share ) Management Fee Revenue Growing Steadily 21 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Performance Fees (Carried Interest) Grow with AUM and as funds mature Transaction & Advisory Fees Predictable income based upon AUM and Managed Capital growth Asset Management Fees Recurring revenue stream Offers potential hedge in rising interest rate and inflationary environment 34% 55% 11% 0 5,000 10,000 15,000 20,000 25,000 30,000 2016 2017 2018 2019 2020 2021 2022 Revenues ($000s) Asset Management Fees Other 9%+ YoY Management Fee Growth

CALIBER THE WEALTH DEVELOPMENT COMPANY

Investment Highlights

1 Providing an **underserved customer base** access to **large and growing market for alternative assets**

2 Applying established institutional private asset investment model to **middle market**

3 **Vertically integrated** investment service model produces diversified revenue streams, enhanced investment returns, and robust deal flow

4 Market positioning creates **multiple avenues for earnings growth**

5 Local relationships and expertise drive **proprietary deal flow**

6 **Cycle-tested team** with deep industry experience. Track record of growth and delivering returns to investors

CALIBER THE WEALTH DEVELOPMENT COMPANY 22

Appendix 23 T H E W E A L T H D E V E L O P M E N T C O M P A N Y

CALIBER THE WEALTH DEVELOPMENT COMPANY

Commitment to Customer Education Builds Caliber Community

Caliber provides educational resources and an established business platform to its growing community of investor-customers, allowing entry to the often inaccessible world of private alternative investments

The Investor's Challenge	Caliber's Solution
Volatility The stock market fluctuates daily	**Stability** Alternative assets, such as real estate and private debt, offer historically low correlation to stocks
Taxes Stocks and bonds are tax inefficient	**Tax Savings** Alternative assets may provide certain tax benefits via pass-through depreciation, opportunity zone and other incentives
Inflation Public assets leave investors' portfolios vulnerable to inflation	**Inflation Hedge** Income-producing assets with fixed-price debt have historically been a hedge against inflation
Exclusivity Investing in alternatives is largely obscure for most investors	**Broader Access** Caliber's fund structures allow all accredited investors to participate

CALIBER THE WEALTH DEVELOPMENT COMPANY 24

Middle Market Geographies are Often Overlooked 25 T H E W E A L T H D E V E L O P M E N T C O M P A N Y Multi - Family Caliber’s real estate focus has been on $5M - $50M projects in the Greater Southwest Projects are located in business - friendly states with growing populations Local relationships lead to proprietary deal flow Regional focus for projects, national focus for capital Secondary cities are sometimes overlooked by institutions Higher cap rates than larger metro markets as well as ample development opportunities 2 1 3 5 4 6

Unique Middle Market Strategy Drives Competitive Advantages

Caliber's **vertical integration** and focus on the **middle markets** creates opportunities to reach an underserved investor base, develop proprietary, early-stage investments with enhanced potential return profiles, and generate multiple revenue streams

Caliber's Capabilities	Benefits
Early-stage investments	Capture full life-cycle returns
Vertical integration	Allows control of multiple stages of investments
Middle market focus	Less competition = more attractive entry points
Multiple revenue streams	Generate high fee revenue per dollar of investor capital
History of educating clients	Creates loyal investor base | Facilitates next growth stage with RIAs
Proprietary deal flow	Broader, "first-look" opportunities

CALIBER THE WEALTH DEVELOPMENT COMPANY 26

Majority of Fundraising Occurs in 2H 27 T H E W E A L T H D E V E L O P M E N T C O M P A N Y • 4Q typically the largest fundraising quarter of the year • On average, over 50% of fundraising occurs in 2H Source: Caliber reports (1) Data presented represents average quarterly fundraising contributions of Caliber sponsored funds made from January 1, 201 8, through December 31, 2022 22% 20% 22% 36% 0% 5% 10% 15% 20% 25% 30% 35% 40% 1Q 2Q 3Q 4Q Average Fundraising Contribution by Quarter (1)

CALIBER THE WEALTH DEVELOPMENT COMPANY

Definitions and Non-GAAP measures

Assets Under Development. We define development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages as Assets Under Development ("AUD"). This category includes projects we are planning to build on undeveloped land. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects, is $2.2 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that assets under development will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

EBITDA and Adjusted EBITDA. We present **EBITDA** and **Adjusted EBITDA**, which are not recognized financial measures under U.S. GAAP, as supplemental disclosures because we regularly review these measures to evaluate our funds, measure our performance, identify trends, formulate financial projections and make strategic decisions.

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization on a basis that deconsolidates our consolidated funds (intercompany eliminations) and eliminates noncontrolling interest. Eliminating the impact of consolidated funds and noncontrolling interest provides investors a view of the performance attributable to CaliberCos Inc. and is consistent with performance models and analysis used by management. Adjusted EBITDA represents EBITDA as further adjusted to exclude stock-based compensation, transaction fees, expenses and other amounts related to the registration statement of which this prospectus forms a part, the share repurchase costs related to the Company's Buyback Program, litigation settlements, expenses recorded to earnings relating to investment deals which were abandoned or closed, any other non-cash expenses or losses, as further adjusted for extraordinary or non-recurring items.

When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. We generally use these non-U.S. GAAP financial measures to evaluate operating performance and for other discretionary purposes. We believe that these measures enhance the understanding of ongoing operations and comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly identified measures of other companies.

EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for our discretionary use because they do not consider certain cash requirements such as tax and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

CALIBER THE WEALTH DEVELOPMENT COMPANY 28

EBITDA and Adjusted EBITDA Reconciliation 29 T H E W E A L T H D E V E L O P M E N T C O M P A N Y The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for periods presented (in thousands) 1. CaliberCos Net loss is presented on a basis that deconsolidates our consolidated funds and eliminates noncontrolling inter est and includes only those amounts attributable to CalierCos Inc. and its wholly - owned subsidiaries. 2. Legal costs represent an increase in the accrual related to the Company's settlement agreement with 6831614 Manitoba Ltd. 3. Public registration costs include direct costs related to our Reg A+ and S - 1 offerings such as legal and accounting advisor f ees, printing costs, and advertising costs. Source: Caliber reports Net income (loss) before income taxes $ 13,951 $ (21,167) Add: Intercompany eliminations   6,110 5,218 Non-controlling interest eliminations (17,719) 15,373 CaliberCos net income (loss) (1) 2,342 (576) Add: Interest expense 1,056 756 Depreciation expense 44 83 EBITDA 3,442 263 Add: Share buy back 313 317 Stock-based compensation 460 24 Legal costs (2) 525 1,818 Public registration costs (3) 779 1,040 Adjusted EBITDA $ 5,519 $ 3,462 2022 2021 Years Ended December 31,